                                                                EXHIBIT 10(y)(i)

                     VICTOR INSETTA COMPENSATION ARRANGEMENT

On February 8, 2005, the Compensation Committee of the Board of Directors of the
Company approved an increase in salary for Victor Insetta, the Company's
Chairman, President and Chief Executive Officer, from $350,000 to $390,000 per annum, effective June 1, 2005.